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                     October 7, 2022

       Laura Shawver, Ph.D.
       Chief Executive Officer
       Silverback Therapeutics, Inc.
       500 Fairview Ave. N, Suite 600
       Seattle, Washington 98109

                                                        Re: Silverback
Therapeutics, Inc.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed August 11,
2022
                                                            File No. 001-39756

       Dear Laura Shawver:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences
       cc:                                              Kenneth J. Rollins,
Esq.